Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 6, 2005, except with respect to our opinion on the consolidated financial statements insofar as it relates to Notes 2 and 7 as to which the date is October 16, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and to the financial statement schedule which appears in Digi International Inc.’s Current Report on Form 8-K dated October 16, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
October 16, 2006